Exhibit 10.11

AMENDMENT TO AND RESTATEMENT OF

THE INSTRUMENT OF COOPERATION

PICPAY SERVIÇOS S.A. (“PicPay”), with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park condominium, block A, 1st floor (offices 22 and 23), 2nd and 3rd floors, block B, 3rd floor (offices 43 and 44), Vila Leopoldina, São Paulo, SP, Postal Code 05.317-020, enrolled with the National Corporate Taxpayers’ Register (CNPJ) under No. 22.896.431/0001-10; and

BANCO ORIGINAL S.A. (“Original”), with its principal place of business in the city of São Paulo, SP, at Rua Porto União, No. 295, enrolled with the CNPJ under No. 92.894.922/0001-08.

Whereas:

a) Original is a financial institution that is part of the same Economic Group as PicPay, consolidating its balance sheet, and therefore they belong to the same economic group;

b) PicPay is a payment institution that issues electronic currency, and it operates in the prepaid payment arrangement instituted by it. It also performs the duties as correspondent in Original’s country, engaging in the following activities: (1) receipts and payments of any kind; (2) receipt and forwarding of proposed credit card supply; and (3) receipt and forwarding of proposed credit transactions, being remunerated by Original in accordance with the Bank Correspondent in Brazil Services Agreement.

c) PicPay is the owner of an application (“Application”), which has a digital wallet (“wallet”), where its users (“Users”) may open a prepaid payment account and accredit physical and virtual cards to make payment transactions.

d) Original and PicPay executed commercial agreements to offer financial products, such as credit card and personal credit, to the Users by means of the Application, and both institutions are mutually interested in increasing the range of products and efficiency in the delivery of appropriate proposals to the Users;

e) PicPay represents that its Payment Services Agreement and its Privacy Policy set forth that the record and financial information, mobile device identification code, among other data, may be stored and shared for the purpose of offering new products and providing services to the Users.

f) Since PicPay and Original are institutions regulated by the Brazilian Monetary Council (“CMN”) and by the Central Bank of Brazil (“Bacen”), they are subject to several statutory and regulatory obligations, such as the validation of the records of the Users, analysis and monitoring of internal and external frauds, money-laundering and terrorism financing prevention and repression, credit analysis etc.

g) Bacen, which is the regulatory body of the National Financial System (SFN) and of the Brazilian Payment System (SPB), is encouraging technological, innovative and disruptive corporate actions and initiatives, including by proposing a regulatory sandbox and upon definition, initially, of the “BC+” working schedule (the pillars of which are a more efficient financial system and the offer of cheaper credit); and, subsequently, the “BC#” working schedule, which aims at a deeper exploitation of the benefits of the data revolution and at granting more access to microcredit, including by intensifying the role as non-banking institution.

h) Original has expertise in the analysis and preparation of credit risk and, based on accurate information, such as behavioral data, volume of transactions carried out with cards, types of cards according to the usual market classification (high, medium and low income), accompanied by the record data, will be able to carry out assessments with an effective degree of certainty to define the credit score of the Users, permitting an offer of products that is more appropriate for the profiles of clients, as provided by the suitability rules defined in CMN Resolution No. 3.694/2009.

i) Furthermore, Original and PicPay, as well as the economic group to which the institutions belong, wish to increase the level of efficiency of their policies, procedures and mechanisms to monitor the money laundering and terrorism financing prevention, it being understood that the cooperative use of client data is a relevant subsidy to achieve this purpose.

j) Through a more assertive analysis and safer risk-prevention mechanisms, Original may, in case it wishes to do so, directly offer other financial products in which it is interested directly to Users, which is an objective of both institutions, which act in a unitary communion of interests to consolidate themselves and their economic group as a reference in the offer of financial and payment products and services.

k) In short, Original and PicPay, in the capacity as institutions that belong to the same economic group, are legitimately interested in expanding their data intelligence, by means of the cooperative use of data of their clients, allowing them to fulfill their statutory and regulatory obligations in a more efficient manner and enabling the offer of new products and services to the Users.

l) On June 10, 2020, the Parties entered into the Data Intelligence Partnership and Cooperation Instrument (“Instrument”).

m) The Parties wish to amend the provisions of the Instrument, as well as to restate them into a single instrument.

NOW, THEREFORE, PicPay and Original, hereinafter jointly referred to as “Parties” and individually and indistinctly as “Parties”, resolve, by mutual and common agreement, to sign this Amendment to and Restatement of the Instrument (“Restated Instrument”), which shall be governed by the following clauses and conditions.

1. SUBJECT MATTER

1.1. The subject matter of this Instrument is the sharing and cooperative use of data of the Users by PicPay and Original, for the purpose of increasing the data intelligence efficiency of the institutions, permitting that they:

a) Prepare, improve or offer more appropriate financial and/or payment products that are compliant with the suitability rules to the Users, through the Application or directly, by means of their communication channels:

b) Comply with their respective statutory and regulatory obligations in a more efficient manner, whether they relate to the record validation of the clients, analysis and monitoring of internal and external fraud, money laundering and terrorism financing prevention and repression, credit analysis, among others.

1.2. To enable performance of this Instrument, the Parties shall share, from time to time, a base containing Users’ data, subject to the technical specifications and conditions.

1.3. The capitalized terms or expressions, including their gender and/or number variations, shall have the meaning attributed to them throughout the text hereof.

1.4. During performance of this Instrument, and even after termination hereof, the Parties shall observe the principles of honesty and good faith and the accessory duties of loyalty, information, cooperation and confidentiality.

2. OBLIGATIONS OF THE PARTIES

2.1. PicPay and Original agree to:

a) Share, at their discretion, all data and information that may be necessary for performance of this Instrument, at the request of the other Party in this regard;

b) Designate an authorized representative to monitor performance of this Instrument, inspect and resolve any existing doubt;

c) Maintain and, whenever applicable, renew, throughout the term of effectiveness of this Instrument, the records, licenses and other legal and technical requirements for performance of their activities;

d) Immediately notify, in writing, the other Party of any nonconformity, event, impediment, error or omission that may in any way affect their activities, including events relating to deviation of function, suspension, revocation or expiry of the registrations and licenses mentioned in the preceding item;

e) Timely or, within the term granted to them, regularize activities or procedures that are inadequate or incompatible with the specifications defined in this Instrument, under penalty of, in case it fails to do so, authorizing the other Party to provide, on its account or by a third party, the necessary redress, with the transfer of the corresponding costs;

f) Keep the other Party informed of the progress of their activities, results and objectives reached, explaining any doubts that may arise and attending meetings that may be scheduled;

g) Analyze the outcome of the use of data that is the subject matter of this Instrument, which data shall be delivered in accordance with the evaluation criteria defined by the Parties;

h) Cooperate with quality verification process and verification of responsibilities;

i) Care for the safekeeping and conservation of assets, data, files and documents provided under this Instrument;

j) Comply with the Information Security policies and procedures they come to agree and the applicable law, especially the rules governing intellectual property, consumer, security and confidentiality, data protection environmental preservation rights, social responsibility of the companies and anticorruption rules, being fully liable for the violations it may cause.

3. SPECIFICATIONS AND TECHNICAL CONDITIONS

3.1. The specifications and technical conditions required for performance of this Instrument shall be defined by Original and PicPay, and they shall be formalized by means of a written amendment hereto.

4. EXPENSES

4.1. Each Party shall incur half the total expenses required for performance of this Instrument, including the amounts relating to infrastructure, audits, contracting with third-party companies, among other expenses.

5. TERM AND TERMINATION

5.1. This Instrument shall be effective for an indefinite term, as from June 9, 2020.

5.2. Either Party may, at any time, upon a thirty- (30)-day prior written notice, terminate this Instrument, regardless of the reason and without the payment of a fine or any type of penalty.

5.3. The Instrument may be terminated, at the non-defaulting Party’s discretion:

(a) upon written notice, in the event of breach of contractual or statutory provision by one of the Parties that is not cured within ten (10) days as from receipt of written notice sent by the non-defaulting Party;

(b) irrespective of notice, in the events of filing for judicial or extrajudicial reorganization of any of the Parties or for judicial or extrajudicial liquidation, dissolution or bankruptcy of any of the Parties;

(c) noncompliance with any obligations related to anticorruption rules.

5.4. In any event of regular or early termination of this Instrument, the Parties shall comply with the following specific obligations:

a) The Parties shall cease the sharing of data on the agreed date; and

b) The Parties shall pay all outstanding expenses to the other Party.

6. RESPONSIBILITIES OF THE PARTIES

6.1. The Parties assume responsibility for all acts and/or omissions of their employees and/or agents, as well as for all damages of any kind caused to the other Party and/or to third parties as a result of the performance hereof.

6.2. The Parties shall be liable for the civil, labor, social-security, tax, insurance, administrative and socioenvironmental obligations, to ensure the resolution of facts for which the other Party may be held liable, until the respective rights are barred by the statute of limitations or peremption.

6.3. The Parties shall fully incur, for their exclusive account, irrespective of other liabilities provided by law and/or provided herein, the redress for proved losses and damages, of any kind, caused to the other Party or to third parties as a result of the legal relationship established by means of this Instrument, including the losses resulting from frauds and failures in the performance of their activities or violation of rights of personality, intellectual property rights and confidentiality.

6.4. The liability of the Parties, for any reason, with respect to the performance or nonperformance of this Instrument, resulting from any kind of complaint or demand, shall be unlimited.

6.5. In the event of noncompliance with the provisions of this Instrument, wholly or in part, and except if there is a specific penalty, the breaching Party shall pay to the innocent Party a non-compensatory fine of ten percent (10%) of the financial loss proved to have been incurred by the innocent Party, to be paid within five (5) days as from the communication made by the other Party, without prejudice to other penalties provided for in this Instrument and any indemnification.

7. INTELLECTUAL PROPERTY

7.1. The trademarks, patents, industrial designs, applications, databases, preexisting materials of each Party shall remain fully and exclusively owned by it.

7.2. PicPay may not use the trade name of Original, its trademarks, logos and other distinctive signs, even if as mere reference, in any means and on any account, without the prior, express and written authorization of Original. The same applies to Original.

7.3. The Parties warrant that the Services and preexisting materials owned by them neither breach nor will breach any intellectual property or personality rights, patents or trade secrets of third parties, taking full responsibility for the losses resulting from any judicial or administrative proceedings based on violation of rights of the kind.

7.4. The parties represent that they have no copyright on any software, application, or technological tool developed by the other Party to achieve the subject matter hereof.

8. CONFIDENTIALITY

8.1. Throughout the entire term of effectiveness of this Instrument and for three (3) years after termination hereof, except for the events provided for in section 8.1.2, the Parties shall grant confidential treatment to this Instrument, the negotiations that preceded it, the execution hereof and all information it comes to obtain or to which it may be granted access as a result of this Instrument, refraining from using it for any purpose other than for normal performance of this Instrument.

8.1.1. “Confidential Information” means any information or document that belongs to the Parties, obtained or accessed by any of them, covering the personal data and operations of Original’s customers and Users, data of employees, corporate data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic analyses, as well as intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, photographs, reports, physical support, electronic means etc.

8.1.2. The term referred to in sub-item 8.1 is not applicable to information protected by bank or tax secrecy, and the confidentiality of such information must be observed by the Parties on a permanent basis.

8.2. All Confidential Information shall be kept in a safe place and with access restricted to the professionals/service providers of the Parties who need to access such information for performance of their activities.

8.2.1. The Parties are prohibited from disclosing Confidential Information to third parties, unless there is prior and express consent from their legal representatives.

8.2.2. The Parties agree that they may share the data that are the subject matter of this Instrument with Original Corporate Corretora de Seguros Ltda. (enrolled with the CNPJ/MF under No. 19.541.753/0001-32), a company of the same economic group as Original and PicPay, for the specific purpose of attaining the purposes set forth in section 1.

8.3. The Parties agree to immediately inform any breach of the confidentiality rules by any person, whether related or not to each of the Parties, including unintentional or faulty breach of Confidential Information.

8.4. In case one of the Parties is required to disclose any Confidential Information due to an administrative or court order, it shall inform the other within twenty-four (24) hours, so that it can take the legal measures it may deem necessary.

8.4.1. In the event provided for in sub-item 8.4, if one of the Parties discloses Confidential Information without informing the other, it shall be subject to the provisions of sub-item 8.5.

8.5. Without prejudice to immediate termination hereof, noncompliance, by one of the Parties or by their representatives or agents, with any provision of this Instrument related to the security, use and disclosure of Confidential Information shall give rise to the collection of a compensatory fine in the amount of one hundred thousand Reais (R$100,000.00), irrespective of the possibility of collecting supplementary indemnification, upon proof of direct and indirect losses and damage suffered by the innocent Party.

8.5.1. The Party that discloses any Confidential Information without prior and express authorization may be subject, without prejudice to the liability set forth in sub-item 8.5 and to criminal liability, to administrative sanctions imposed by the regulatory bodies (National Monetary Council, Central Bank of Brazil, Securities Commission etc.).

9. ASPECT RELATING TO THE ANTICORRUPTION LAW

9.1. The Parties mutually, irrevocably and irreversibly represent that their directors, managers, employees, service providers, including their subcontractors and agents, fully understand and comply with the provisions of the Brazilian and international laws, regulations and normative provisions to which they are subject, the purpose of which is the fight against corruption, bribery and the practice of acts harmful to the Government.

9.2. For performance of this Instrument, neither Party may offer, give or undertake to give to anyone, or accept or commit to accept from anyone, either on their own account or by means of others, any payment, donation, compensation, financial or non-financial advantages or benefits of any kind that constitute illegal practice and/or corruption, whether directly or indirectly as to the subject matter of this Instrument, they and shall also ensure that their directors, managers, employees, service providers, including their subcontractors and agents, act in the same way.

9.3. The Parties shall maintain their books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents with details and precision sufficiently adequate to reflect the transactions clearly and unambiguously and funds related to this Instrument.

9.4. The Parties mutually ensure each other that they adopt anticorruption policies, processes and procedures in order to guarantee due compliance with the Brazilian and international laws, regulations and normative provisions to which they are subject, with the purpose of combating corruption, bribery and the practice of acts harmful to the Government.

9.5. In the event that on the Parties becomes involved in inquiries or administrative or judicial proceedings due to the practice of corruption, bribery and/or the practice of acts detrimental to the Government during or in relation to performance of this Instrument, the Party that causes said situation shall assume the respective burden, and shall also present the documents that may assist the other Party in its defense.

9.6. For purposes of this section, there will be not contractual breach when the involvement of any of the Parties in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and of public knowledge at the time of execution of this Instrument.

10. SOCIAL AND ENVIRONMENTAL ASPECT

10.1. Each Party represents to the other Party that:

a) it is vested with all powers and authority to assume and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; and

b) the formalization and performance of this Instrument does not imply a breach of any applicable third-party right, law or regulation, or also a violation, breach or default of any contract, instrument or document to which it is a party or by which it any of its assets is linked and/or affected, nor does it depend on obtaining any authorization under any instrument, instrument or document to which it is a party or by which any or any of its assets is linked and/or affected.

10.2. The Parties represent and warrant to each other that they:

a) exercise their activities in accordance with the legislation in force applicable to them, and that they hold the necessary approvals for execution of this Instrument and compliance with the obligations provided for therein;

b) do not use illegal labor and will not use forced or child labor, either directly or indirectly, through their respective suppliers of products and services;

c) do not employ children under eighteen (18) years of age, including minor apprentices, in places that are harmful to their education, to their physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and, also, in night shifts, understood as the period between 10 p.m. and 5 a.m.;

d) do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people;

e) do not engage in negative discrimination practices and limit access to the employment relationship or maintenance thereof, such as, for example, those motivated by: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy; and

f) agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, carrying out their activities in compliance with the applicable law with respect to the National Policy on the Environment and Environmental Crimes, as well as with the legal, normative and administrative acts related to the environmental and related areas issued on the Federal, State and Municipal levels.

11. REPRESENTATIONS AND WARRANTIES

11.1. The Parties represent and warrant that the activities shall be provided by qualified technicians and in a professional manner, and they agree to perform them in strict compliance with the ethical and professional precepts applicable to the matter, agreeing to provide full satisfaction of their interests.

11.2. The Parties represent and warrant, under the penalties of law, that:

a) they have professionals hired in accordance with the provisions of the Consolidated Labor Laws, who are honest, qualified and capable of performing their activities and using and implementing all technical requirements described in the documents mentioned in the preceding letter;

b) he professionals who shall be designated to perform this Instrument have training that qualifies them to comply with the statutory and regulatory requirements in effect applicable to the matter; and

c) their computer technology environments are equipped with logical protection resources, and are able to ensure full and efficient protection of data and of the communications made by electronic means.

12. GENERAL DATA PROTECTION LAW.

12.1. Construal. For purposes of construal of the rules on the personal data processing between the Parties, the definitions of Law No. 13.709/2018 shall be taken into consideration.

12.2. Scope. Considering that both Parties are common controllers for Personal Data Processing, which is carried out by the Parties and their possible operators, their employees, representatives, contractors or others in the name of the Parties or their affiliates, the Parties shall guarantee that any person involved in the Personal Data Processing in their name, under this Agreement, shall comply with this section.

12.3. Sensitive Personal Data: The Parties acknowledge that the Sensitive Personal Data are subject to stricter legal provisions and, therefore, require more technical and organizational protection. Therefore, whenever any of the Parties engages in Sensitive Personal Data Processing operations, it shall ensure that the appropriate technical protections able to maintain the integrity, confidentiality and safety of such be implemented. The Parties agree to carry out the Sensitive Personal Data Processing only when strictly required to perform this Instrument.

12.4. Data protection program: The Parties agree to institute and maintain a broad personal data security and governance program. This program shall establish appropriate technical and administrative control to guarantee the confidentiality, integrity and availability of the Personal Data subject to Processing, and also guarantee compliance with the General Data Protection Law and other rules relating to personal data privacy and protection. This includes the implementation of “Internal Policies” that establish, among other rules:

a) How are the data Subjects informed upon the processing of personal data;

b) What are the (technical and procedural) security measures applied to guarantee the confidentiality, integrity and availability of the information;

c) How is the crisis management carried out, in the event of occurrence of incidents involving personal data;

d) What is the procedure in place that guarantees constant updating of these measures;

e) The limitation and control of access to the Personal Data;

f) Periodical review of the implemented measures;

g) The conduction of constant training with the company’s employees.

12.5. Record of information: The Parties shall keep the records of the Personal Data Processing operations duly updated, which records shall contain the category of data processed, the subjects involved in the activity, the purpose of the various processing activities carried out and the time during which the personal data will be processed and stored after compliance with their original purpose.

12.6. Security measures and controls: The Parties represent and warrant that they have measures implemented to protect the personal information processed.

12.7. Update of the data: The Parties shall ensure that the personal information processed in view of the purpose hereof remains correct and duly updated, it being understood that the outdated information shall be immediately corrected or deleted, as instructed by the other Party.

12.8. Rights of the subjects: Whenever necessary, a Party shall assist the other Party to answer the requests made by data subjects, providing immediately, or within twenty-four (24) hours:

a) A confirmation of the existence of the processing;

b) Access to the personal data processed;

c) Correction of incomplete, inaccurate or outdated personal data;

d) Anonymization, blocking or deletion of the personal data;

e) Portability of the personal data;

f) Information on the public or private entities with which the data have been shared;

g) Information on the consequences of the revocation of consent; and

h) Information on the factors that led to an automated decision.

12.9. Incidents (e.g. Leakage of data): The Parties shall prepare a written and structured plan for events of occurrence of incidents involving Personal Data. Incidents shall be understood as any loss, deletion or undue or accidental exposure of the personal information. The response plan shall contain at least the delivery of notice to the other Party, which shall occur immediately, within 24 hours as from knowledge of the incident, by means of a specific channel.

13. GENERAL PROVISIONS

13.1. Irrevocability; irreversibility. This instrument is irrevocably and irreversibly executed, and it shall be binding upon the Parties, their successors and assignees.

13.2. Survival of clauses. All provisions of this Agreement that provide on the compliance with obligations or liabilities after termination or lapse of the term of effectiveness thereof shall survive termination or lapse of the term of effectiveness thereof and shall remain in full force and effect.

13.3. Assignment. None of the Parties may delegate, assign or transfer, wholly or in part, the rights and obligations hereunder without the prior and express consent of the other Party.

13.4. No waiver; no novation. Any tolerance by the Parties in the event of noncompliance with any obligation by the other Party shall be deemed a mere liberality, and it shall not be a novation or waiver.

13.5. Economic results. This instrument shall not bind any of the Parties in relation to the other with respect to the present or future economic results of their respective business, and therefore none of them shall be liable to the other for these results, either during effectiveness of this Agreement or even after termination hereof, on any account.

13.6. Amendments. Any amendment to the conditions hereof shall only be valid if formalized by means of a contractual amendment, duly signed by the legal representatives of the Parties.

13.7. Entire Agreement. The Parties expressly acknowledge that this instrument is the sole instrument that governs the relationship between both of them with respect to its subject matter, for which reason they declare the determination, by operation of law, of any and all other instruments, commitments and other tacit or express agreements they may have previously existed in relation to the subject matter hereof.

13.8. No depreciation. The Parties, on their account, their employees, contractors, representatives and agents agree not to make, publish, communicate and/or suggest, at any time, on any account and/or in any media, any negative or depreciative comment on the other Party.

13.9. Good faith; autonomy of the Parties. The Parties acknowledge that this instrument has been prepared in accordance with the strictest principles of good faith and honesty, and it results from the mutual express consent in provisions that fully meet their respective commercial interests. They further represent that they have read and understood in full the contents agreed hereunder, and that the autonomy of will of the Parties has been fully exercised, acknowledging that this covenant is equanimous and free from ambiguities and inconsistencies.

13.10. Partial invalidity. In the event that any provision set forth herein is declared illegal, invalid or unenforceable, the remaining provisions shall not be affected and remain fully effective and applicable.

14. JURISDICTION

14.1. The Parties elect the Venue of the Judicial District of the Capital City of the State of São Paulo to resolve any doubts originating from this Instrument.

IN WITNESS WHEREOF, the Parties execute this instrument in two (2) counterparts of equal content and form, in the presence of the undersigned witnesses identified below.

São Paulo, March 2, 2021.

DocuSigned by:	DocuSigned by:

/s/ Erico De Arruda Holanda	/s/ Edilson Pereira Jardim

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Maira Mendes Morais	/s/ Hyde de Melo Gomes Silva
Name: Maira Mendes Morais	Name: Hyde de Melo Gomes Silva
CPF:36845545880	CPF: 05309240489